Filed Pursuant to Rule 433

Registration Statement No. 333-277241

February 26, 2024

Final Term Sheet

Fiserv, Inc.

$750,000,000 5.150% Senior Notes due 2027

$500,000,000 5.350% Senior Notes due 2031

$750,000,000 5.450% Senior Notes due 2034

Issuer:	Fiserv, Inc.

Offering Format:	SEC Registered

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB (Stable / Stable)

Trade Date:	February 26, 2024

Settlement Date (T+5)**:	March 4, 2024

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering to repay a portion of its 2.75% senior notes due July 1, 2024 and for general corporate purposes, including the repayment of a portion of its commercial paper notes and share repurchases.

Optional Tax Redemption:	Each series of notes may be redeemed, at any time, at the surviving entity’s option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts (as defined in the preliminary prospectus supplement)) to (but excluding) the redemption date, if (i) at any time following a transaction to which the provisions of the indenture described under “—Merger, Consolidation and Sale of Assets” in the preliminary prospectus supplement applies, the surviving entity is required to pay Additional Amounts and (ii) such obligation cannot be avoided by the surviving entity taking reasonable measures available to it.

Joint Book-Running Managers:

J.P. Morgan Securities LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

Co-Managers:

BMO Capital Markets Corp.

Capital One Securities, Inc.

Mizuho Securities USA LLC

NatWest Markets Securities Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Comerica Securities, Inc.

Siebert Williams Shank & Co., LLC

WauBank Securities LLC

Terms Applicable to 5.150% Senior Notes due 2027

Principal Amount:	$750,000,000

Maturity Date:	March 15, 2027

Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2024

Benchmark Treasury:	UST 4.125% due February 15, 2027

Benchmark Treasury Price / Yield:	98-30+ / 4.505%

Spread to Benchmark Treasury:	T+68 bps

Yield to Maturity:	5.185%

Coupon:	5.150%

Price to Public:	99.901% of the principal amount

Optional Redemption:

At any time prior to February 15, 2027, make-whole call as set forth in the preliminary prospectus supplement (T+12.5 bps).

At any time on or after February 15, 2027, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 BJ6 / US337738BJ60

Terms Applicable to 5.350% Senior Notes due 2031

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2031

Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2024

Benchmark Treasury:	UST 4.000% due January 31, 2031

Benchmark Treasury Price / Yield:	98-01+ / 4.329%

Spread to Benchmark Treasury:	T+105 bps

Yield to Maturity:	5.379%

Coupon:	5.350%

Price to Public:	99.830% of the principal amount

Optional Redemption:

At any time prior to January 15, 2031, make-whole call as set forth in the preliminary prospectus supplement (T+20 bps).

At any time on or after January 15, 2031, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 BK3 / US337738BK34

Terms Applicable to 5.450% Senior Notes due 2034

Principal Amount:	$750,000,000

Maturity Date:	March 15, 2034

Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2024

Benchmark Treasury:	UST 4.000% due February 15, 2034

Benchmark Treasury Price / Yield:	97-18+ / 4.301%

Spread to Benchmark Treasury:	T+115 bps

Yield to Maturity:	5.451%

Coupon:	5.450%

Price to Public:	99.990% of the principal amount

Optional Redemption:

At any time prior to December 15, 2033, make-whole call as set forth in the preliminary prospectus supplement (T+20 bps).

At any time on or after December 15, 2033, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 BL1 / US337738BL17

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: The Issuer expects to deliver the notes against payment for the notes on the fifth business day following the Trade Date (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day prior to the date of delivery, by virtue of the fact that the notes initially will settle in T+5, may be required to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during the period described above should consult their own advisors.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, TD Securities (USA) LLC at 1-855-495-9846 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

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